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                                                               EXHIBIT 10
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                                        February 26, 1998




The Board of Trustees
Ocean State Tax-Exempt Fund
(the portfolio of VLC Trust)
One Regency Plaza, Suite One
Providence, Rhode Island 02903

Gentlemen:


        We have acted as counsel to Ocean State Tax-Exempt Fund (the "Fund"), the portfolio of VLC Trust, a Massachusetts business trust (the "Trust"), in connection with the organization of the Trust and Fund. Acting in such capacity, we are furnishing this opinion to be filed as Exhibit 10 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust (the "Registration Statement") which was originally filed with the Securities and Exchange Commission (the "SEC") on August 5, 1986, Registration No. 33-7788.


        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Declaration of Trust of the Trust made August 1, 1986, as amended on December 28, 1987 and May 5, 1988 (the "Declaration of Trust"), the Bylaws of the Trust (the "Bylaws"), and such other records of the Trust and the Fund as we have deemed necessary in connection with rendering this opinion.

        Based on the foregoing, we are of the opinion that:

        1. The Trust is a Massachusetts business trust validly organized and legally existing under the laws of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest, par value $.01 per share (the "Shares").

        2. The Trust's Registration Statement under the Securities Act of 1933 as amended, and the Investment Company Act of 1940 as amended covering an indefinite number of Shares of the Fund has become effective, and upon the qualification of the Shares of the Fund for sale in the states where such Shares are to be sold, the Shares of the Fund will, upon sale and issuance thereof in the manner contemplated by the Registration Statement as amended, be validly issued, fully paid and non-assessable.

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The Board of Trustees
Ocean State Tax-Exempt Fund
February 28, 1997
Page Two

        Under Massachusetts law, shareholders of a business trust may, in certain circumstances, be held personally liable as partners for the obligations of the trust. However, in the case of the Trust, the Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of each portfolio (the "Portfolio") of the Trust and requires that notice of such disclaimer be given in each instrument entered into or executed by the Trust. The Declaration of Trust also provides for indemnification out of a Portfolio's property for any shareholder of such Portfolio held personally liable for any of the Portfolio's obligations. Thus, the economic risk resulting from a shareholder being personally liable as a partner for obligations of a Portfolio is limited to the circumstances in which the Portfolio itself would be unable to meet its obligations.

        We have not reviewed the securities laws of any state or territory in connection with the proposed offering of Shares, and we express no opinion as to the legality of any offer or sale of Shares under any such state or territorial securities laws.

        This opinion is intended only for your use in connection with the offering of Shares, and may not be relied upon by any other person.


        We consent to the filing of this opinion as Exhibit 10 to Post-Effective Amendment No. 13 to the Registration Statement and to the reference to our firm under the caption "Counsel" in the Prospectus which is part of the Registration Statement.


                                      Very truly yours,

                                      /s/ HINCKLEY, ALLEN & SNYDER